Exhibit 99.1

AAC Holdings, Inc. Finalizes Agreement with Senior Secured Lenders and Appoints Three New Independent Board Members

Media Contact:	Joy Sutton (615) 587-7728 Mediarequest@contactAAC.com

BRENTWOOD, Tenn., November 5, 2019 -- AAC Holdings, Inc. announced today several new developments for the company, including an agreement with its senior secured lenders that provided the Company with an additional $5 million of liquidity and a forbearance agreement through March 31, 2020, regarding certain events of default.

AAC Holdings also appointed three new independent members to its board of directors this week. The new members are LOC Distribution CEO Bob Nash, Vogel Partners Managing Member Scott D. Vogel and TML Corporate Strategies President T. Michael Logan.

Bob Nash is a Nashville entrepreneur who is currently the CEO of LOC Distribution. Mr. Nash has established more than 20 businesses during his career, most notably Foundations Associates, which he co-founded with Michael Cartwright in 1995. For 10 years, Mr. Nash served on the treatment center’s executive leadership team, overseeing multiple financial aspects of the organization. Mr. Nash’s business acumen also comes from his diverse experience in establishing businesses in a variety of industries, from construction and entertainment to an auto dealership and restaurant venture. Mr. Nash is a graduate of Lipscomb University and served on the Tennessee National Guard for six years.

Scott D. Vogel is the managing member at Vogel Partners LLC, a private investment and advisory firm. He previously served as the managing director at Davidson Kempner Capital Management where he devoted 14 years of his career to investing in a diverse set of industries. Previously, Mr. Vogel worked for the private investment firm of Michael F. Price, and at Chase Securities in its healthcare investment banking group. Mr. Vogel has also served on numerous boards during his career and is currently a member of the board of Avaya, Bonanza Creek Energy, Seadrill Ltd., and several private companies. He received his M.B.A. from The Wharton School at the University of Pennsylvania and his B.S.B.A. from Washington University.

T. Michael Logan is the president of TML Corporate Strategies, LLC. In addition to running his own consulting firm, he has also been a managing director for both SunTrust Robinson Humphrey and SunTrust Bank. Mr. Logan has more than 36 years of intensive business experience as a consultant, from working with companies in both the public and private sectors across numerous industries. Logan, who holds a degree in economics, attended Vanderbilt University on a football scholarship.

The new members join AAC CEO Michael Cartwright, Vaco Holdings CEO Jerry Bostelman, and Burch Investment Group CEO Lucius Burch on the board.

“We are pleased to reach a mutual agreement with our senior secured lenders that provides AAC with additional liquidity to right-size our balance sheet and reduce our cost of capital,” said Michael Cartwright, Chairman and CEO. “I am also pleased with the extensive expertise the three new independent board members bring to the company. With these new developments and our expected sequential positive operating results for the third consecutive quarter, we are confident about the trajectory of AAC.”

About American Addiction Centers

American Addiction Centers (OTC: AACH) is a leading provider of inpatient and outpatient substance abuse treatment services. We treat clients who are struggling with drug addiction, alcohol addiction, and co-occurring mental/behavioral health issues. We currently operate substance abuse treatment facilities located throughout the United States. These facilities are focused on delivering effective clinical care and treatment solutions. For more information, please find us at AmericanAddictionCenters.org or follow us on Twitter @AAC_Tweet.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are made only as of the date of this release. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “may,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this release include statements regarding AAC Holdings, Inc.’s (collectively with its subsidiaries; “AAC Holdings” or the “Company”) possible or assumed future operating results and outlook. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual result or timing to be materially different from the information contained in any forward-looking statements. These risks, uncertainties and other factors include, without limitation: (i) the Company’s inability to meet the covenants in the Company’s loan documents or lack of borrowing capacity; (ii)  the Company’s inability to successfully raise capital to meet the Company’s liquidity needs and to allow it to continue to operate as a going concern; (iii) the Company’s inability to effectively operate its facilities; (iv) the Company’s reliance on its sales and marketing program to continuously attract and enroll clients; (v) a reduction in reimbursement rates by certain third-party payors for inpatient and outpatient services and point-of-care and definitive lab testing; (vi) the Company’s failure to successfully achieve growth through acquisitions and de novo projects; (vii) risks associated with estimates of the value of accounts receivable or deterioration in collectability of accounts receivable; (viii) the possibility that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of an acquisition; (ix) the Company’s failure to achieve anticipated financial results from contemplated and prior acquisitions; (x) a disruption in the Company’s ability to perform diagnostic laboratory services; (xi) maintaining compliance with applicable regulatory authorities, licensure and permits to operate the Company’s facilities and laboratories; (xii) a disruption in the Company’s business and reputational and economic risks associated with the civil securities claims brought by shareholders or claims by various parties; and (xiii) general economic and market conditions, including conditions in the debt and equity capital markets in particular, as well as other risks discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and other filings with the Securities and Exchange Commission. As a result of these factors, we cannot assure you that the forward-looking statements in this release will prove to be accurate. Investors should not place undue reliance upon forward-looking statements.

Contact:

Joy Sutton

Director of Corporate Communications

Office: (615) 727-8407

Cell: (615) 587-7728

JSutton@ContactAAC.com